Exhibit 99.1



                GASCO ENERGY CLOSES $19 MILLION PRIVATE PLACEMENT

DENVER, CO - JULY 13, 2001- Gasco Energy, Inc. (OTC BB: GASE) today announced that it closed a private equity funding totaling $19 million with First Ecom.com, Inc. (NASDAQ NM: FECC). Gasco has raised more than $25 million during the past six months. Gasco will use the new funding to execute its 2001 and a portion of its 2002 drilling program in the Rocky Mountains.

Mark Erickson, Gasco President and CEO stated, "This is an important milestone for Gasco. The First Ecom investment accelerates our capital expenditure program. We have 2 wells drilling, with another 12 wells in various stages of planning. While high, the risks associated with our program are appropriate for a company our size, and affords our investors a balanced portfolio of exploitation and development drilling. With the recent additions to the executive and technical team, combined with our acreage position in our core areas, I'm excited about our future."

TRANSACTION DETAILS

First Ecom received preferred shares, convertible into 9.5 million shares of Gasco's common stock, for its $19 million investment. Subject to exceptions for extraordinary circumstances, First Ecom has agreed not to dispose of its stake for three years. The ownership entitles First Ecom to 26% of the voting rights of Gasco, which will not be diluted by future issuance of common stock.

The capital infusion replaces in its entirety Gasco's previously announced memorandum of understanding with First Ecom. Mr. Gregory M. Pek, co-Chief Executive Officer of First Ecom, has joined the board of directors of Gasco. In addition, Mr. Marc Bruner, Chairman of the Board of Gasco, has joined First Ecom's board of directors as an independent director.

ABOUT GASCO ENERGY

Gasco Energy is a Denver-based natural gas and oil exploration and development company that focuses on natural gas rich prospects in the Rocky Mountain area of the United States. The Company currently holds interest in more than 135,000 gross acres in Utah.

For more information about Gasco please visit WWW.GASCOENERGY.COM or contact John Foulkes or Peter Forward toll free at 800-645-9254.

CERTAIN STATEMENTS CONTAINED HEREIN ARE "FORWARD-LOOKING" STATEMENTS (AS SUCH TERM IS DEFINED IN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995). BECAUSE SUCH STATEMENTS INCLUDE RISKS AND UNCERTAINTIES, ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS.